EXHIBIT 10.8
March 1, 2015

Dear Patrick,
This letter agreement (this “Letter Agreement”) memorializes our discussions and agreement concerning certain changes in the terms of the Employment Agreement, dated as of July 19, 2012, by and among you, Square 1 Financial, Inc. (the “Company”) and Square 1 Bank, as amended on December 31, 2012 and October 31, 2013 (the “Employment Agreement”), that are being entered into in contemplation of the merger of the Company with and into PacWest Bancorp (“Parent”) pursuant to the Agreement and Plan of Merger, dated March 2, 2015, by and among Parent and the Company (the “Merger Agreement”).
1.Definitions. Unless otherwise defined in this Letter Agreement, capitalized terms used herein shall have the meanings assigned to them, as applicable, in the Merger Agreement or the Employment Agreement.
2.Amendments to Employment Agreement. This Letter Agreement is intended to confirm the following modifications to your Employment Agreement:
(a) Section 4(a) is hereby amended to provide that your Base Salary shall be $260,000;
(b) Section 4(b) is hereby amended to provide that you shall have a “target cash bonus opportunity of not less than 80%” of your Base Salary; and
(c) Section 8(c) is hereby amended by adding the following sentence to the end of such section:
“Golden Parachute Solutions, LLC shall conduct, at the Company’s expense, a binding assessment as to whether or not such payments or benefits constitute or would include “excess parachute payments.” The assessment of whether or not such payments or benefits constitute or would include “excess parachute payments” shall take into account a reasonable compensation analysis of the value of services provided or to be provided by Executive, including Executive’s agreeing to refrain from performing services pursuant to a covenant not to compete or similar covenant applicable to Executive (including, without limitation, those contemplated by Section 9).”
In addition, such assessment shall, in connection with the transactions contemplated under the Merger Agreement, be subject to the review and consent by Parent, which shall not be unreasonably withheld.
3.Further Amendments to the Employment Agreement. In addition to the foregoing, you and the Company acknowledge and agree that other limited amendments may be made to your Employment Agreement, in order to reflect changes intended to conform your Employment Agreement to certain technical updates, and also to ensure the release agreement to be attached to your Employment Agreement shall conform to applicable Company requirements. Except as expressly provided in this Letter Agreement, this Letter Agreement shall have no effect on any of your other rights or obligations under the Employment Agreement (including without limitation those obligations under the restrictive covenants contained in Section 9 and 10 thereof), which shall remain in full force and effect in accordance with their terms.
4.Termination of Merger Agreement. In the event that the Merger Agreement is terminated prior to the occurrence of the Effective Time, this Letter Agreement shall become null and void ab initio and of no further force or effect.

5.Miscellaneous. This Letter Agreement shall constitute a valid amendment of the Employment Agreement, and Sections 11 through 22 thereof are hereby incorporated herein and shall apply as if fully set forth herein mutatis mutandis.

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Please indicate your agreement with the foregoing terms of this Letter Agreement by signing where indicated below.
Sincerely,

SQUARE 1 FINANCIAL, INC.

/s/ Douglas H. Bowers
By: Douglas H. Bowers
Title: President and Chief Executive Officer

SQUARE 1 BANK

/s/ Douglas H. Bowers
By: Douglas H. Bowers
Title: President and Chief Executive Officer

Acknowledged and Agreed:

/s/ Patrick Oakes
Patrick Oakes